Exhibit 5.2

TELEFÓNICA, S.A.

Distrito Telefónica, Ronda de la Comunicación, S/N

28050 Madrid

Spain

TELEFÓNICA EMISIONES, S.A.U.

Distrito Telefónica, Ronda de la Comunicación, S/N

28050 Madrid

Spain

Madrid, April 28, 2017

Dear Sirs,

TELEFÓNICA EMISIONES, S.A.U.

USD 500,000,000 Fixed Rate Senior Notes due 2047

guaranteed by TELEFÓNICA, S.A.

We have acted as Spanish counsel to Telefónica, S.A. (the “Guarantor”) and Telefónica Emisiones, S.A.U. (the “Company”), for purposes, among others, of issuing a legal opinion addressed to you in connection with the issuance by the Company of USD 500,000,000 aggregate principal amount of its fixed rate senior notes due 2047 (the “Notes”). The Notes will be unconditionally and irrevocably guaranteed by the Guarantor. We have taken instructions solely from the Company and the Guarantor.

A.	Documents reviewed

In arriving at our opinions, we have reviewed the following documents:

(a)	a copy of the global note dated on April 28, 2017 evidencing the Notes and a copy of the guarantee dated on April 28, 2017, executed and delivered by the Guarantor and endorsed on the security certificate representing the Notes (the “Guarantee”);

(b)	a copy of the public deed of issue of the Notes (escritura de emisión) executed on April 25, 2017, before the Notary Public of Madrid Mr. José Miguel García Lombardía under number 1,731 of his official records, which has been filed for registration (presentada a inscripción) with the Commercial Registry of Madrid (the “Public Deed of Issuance”);

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(c)	a copy of the Registration Statement on form F-3 registered with the United States Securities and Exchange Commission (including the base prospectus attached thereto) dated May 13, 2015, with file number 333-204118 (the “Registration Statement”);

(d)	a copy of the preliminary prospectus supplement dated April 24, 2017, filed with the United States Securities and Exchange Commission on April 24, 2017;

(e)	a copy of the final prospectus supplement relating to the offering of the Notes dated April 25, 2017, filed with the United States Securities and Exchange Commission on April 25, 2017 (the “Prospectus Supplement”);

(f)	a copy of the indenture dated as of May 22, 2012, among the Company, the Guarantor and The Bank of New York Mellon (the “Indenture”);

(g)	a copy of the supplemental indenture dated March 8, 2017, among the Company, the Guarantor and The Bank of New York Mellon in connection with the Notes (the “Supplemental Indenture”);

(h)	the information publicly available on the website of the Spanish Central Commercial Registry (www.rmc.es) with respect to the Company and the Guarantor on April 28, 2017;

(i)	a copy of the articles of association (estatutos) of the Guarantor, as publicly available at the web page of the Guarantor (www.telefonica.com) on April 28, 2017;

(j)	a certification with respect to the Guarantor regarding its due existence and the composition of its Board of Directors issued by the Commercial Registry of Madrid on February 15, 2017 and a literal certification with respect to the Company issued by the Commercial Registry of Madrid on February 16, 2017;

(k)	a copy of a certification of certain resolutions adopted by the Guarantor as sole shareholder (accionista único) of the Company on May 4, 2015 and on June 23, 2016;

(l)	a copy of a certification of certain resolutions approved by the General Shareholders’ Meeting of the Guarantor on May 30, 2014;

(m)	a copy of a certification of certain resolutions approved by the Board of Directors of the Guarantor at its meeting held on May 30, 2014;

(n)	a copy of a certification of certain resolutions approved by the Executive Commission of the Guarantor at its meeting held on April 29, 2015; and

(o)	a copy of a certification of certain resolutions approved by the Executive Commission of the Guarantor at its meeting held on February 10, 2017.

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The Indenture, the Supplemental Indenture, the Notes and the Guarantee will be hereinafter collectively referred to as the “Documents”.

B.	Assumptions

Our opinions are based on the following assumptions:

(a)	all signatures, stamps and seals in the documents reviewed are genuine;

(b)	the original documents we have received are authentic and complete. Any copies we have received are complete and correspond to the originals;

(c)	the drafts of the documents reviewed are the same as the documents finally subscribed and approved;

(d)	all the parties to the Documents (other than the Guarantor and the Company) were duly incorporated and validly exist under the laws of their respective countries of incorporation;

(e)	all the parties (other than the Guarantor and the Company) have the power and authority to execute, and have duly executed, the Documents and that such execution will bind such parties (other than the Guarantor and the Company) and that the performance thereof is within the capacity and powers of each of the parties thereto (other than the Guarantor and the Company);

(f)	each person who signed the Documents on behalf of the Guarantor or the Company had the legal capacity (capacidad de obrar) to do so at the time;

(g)	the Documents have been executed and delivered by Mr. Cesar Alierta Izuel, Mr. Ramiro Sánchez de Lerín García-Ovies, Mr. Ángel Vilá Boix, Mr. Miguel Escrig Meliá, Ms. María Luz Medrano Aranguren, Mr. Eduardo José Álvarez Gómez, Mr. Carlos David Maroto Sobrado, Mr. Javier Campillo Díaz, Mr. Daniel Rodríguez-Malo García or Mr. Jesús Romero Albarracín on behalf of the Guarantor and by Mr. Eduardo José Álvarez Gómez or Mr. Francisco Javier Ariza Garrote, joint and several directors of the Company (administradores solidarios), on behalf of the Company, and by each of the other parties thereto, in the form conforming to the final draft reviewed by us;

(h)

all the documents that should have been filed with the Commercial Registry of Madrid by the Guarantor and the Company had been filed on the date of our search, and subsequent to this no other documents have been submitted nor have any registrations taken place that could bear any relevance on the opinions expressed in this document. The content of the certifications issued by the Commercial Registry of Madrid in relation to the Guarantor and the Company on February 15, 2017 and February 16, 2017, respectively, and the online excerpts downloaded from the website of the Spanish Central Commercial Registry (www.rmc.es) in relation to the Guarantor and the Company on April 28, 2017, accurately reflects the entries in the relevant registry

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in relation to Guarantor and the Company. The information held at the Commercial Registry is assumed to be correct and valid pursuant to article 7 of the Commercial Registry Rules;

(i)	the certifications reviewed are true and accurate and correspond to resolutions that have been validly approved in duly convened, constituted and quorate meetings;

(j)	there are and there will be no contractual or other limitations that any of the parties are bound by and that are included in any document that we have not reviewed but that could affect this opinion, nor are there any agreements between any of the parties to the Documents which fully or partially annul, modify or supersede the contents of such documents;

(k)	there are and there will be no decisions or resolutions adopted or passed by the corporate bodies of the Guarantor or the Company that revoke or amend the decisions and resolutions reviewed;

(l)	there are and there will be no factual circumstances that have not been disclosed to us and that could affect our conclusions;

(m)	the articles of association (estatutos sociales) of the Guarantor and the Company that we have reviewed are those in force on today’s date;

(n)	the Documents are legal, valid, binding and enforceable under the laws of the State of New York, and the obligations deriving from the Documents that must be complied with in a jurisdiction other than Spain, or that could be affected in any way by the laws of such other jurisdiction, will not be invalid or ineffective by virtue of the said laws, or contrary to its public policy;

(o)	all the voting rights of the Company belong to the Guarantor;

(p)	the proceeds of the issuance of the Notes, net of management and issuance costs, will be permanently invested with the Guarantor and directly assigned to the risks and financial situation of the Guarantor and its consolidated group;

(q)	the obligations of the Guarantor under the Guarantee constitute, under the laws of the State of New York, an irrevocable and unconditional guarantee of the Guarantor, and under the Guarantee the holders of the Notes may enforce the Guarantee directly against the Guarantor, the obligations of the Guarantor are independent of the obligations of the Company and the Guarantor shall be liable as principal and sole debtor (garantía solidaria e irrevocable);

(r)	the Notes will not initially be offered or sold in Spain;

(s)	the Notes will be admitted to listing on a regulated market, multilateral trading facility or other organized market;

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(t)	the Notes will be originally registered with a clearing and settlement system located outside Spain that is recognized by the Spanish law or by the law of another OECD country.

Where we have not independently verified facts material to the opinions, we have examined and relied on certifications issued by duly authorized representatives of the Guarantor and the Company.

C.	Opinion

We do not represent ourselves to be familiar with the laws of any jurisdiction other than Spain as they stand at present and therefore express no opinion on matters arising under any laws other than the laws of Spain currently in force. This legal opinion is issued on the basis that all related-matters will be governed by, and construed in accordance with Spanish law, and that all matters between the addressees of this legal opinion and ourselves (in particular, those regarding interpretation) will be brought before the Spanish courts.

Our involvement in the transaction described has been limited to our role as Spanish counsel to the Guarantor and the Company, and we therefore assume no obligation to advise any other party to the transaction. Furthermore, we assume no obligation to advise you or any other party of any changes to the law or facts that may occur after today’s date, regardless of whether they affect the legal analysis or conclusions in this legal opinion.

Legal concepts are expressed in the documents in English terms and may not be identical or equivalent to the Spanish legal terms used.

Based on the above, and subject to the additional exceptions, limitations and qualifications set out below, it is our opinion that:

1.	Valid existence

Each of the Guarantor and the Company was duly incorporated and validly exist as a “sociedad anónima” under the laws of Spain.

2.	Corporate power

The Company has the necessary corporate power to issue the Notes.

The Guarantor has the necessary corporate power to execute the Guarantee.

3.	Due authorization

The issue of the Notes has been duly authorized by all necessary corporate action by the Company.

The execution of the Guarantee has been duly authorized by all necessary corporate action by the Guarantor.

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D.	Qualifications

The opinions above are subject to the effects and outcome of transactions that may derive from insolvency or any other similar proceedings that affect creditors’ rights generally as well as to any principles of public policy (orden público).

This legal opinion is rendered to the addressees identified in this letter and in connection with the transactions described above. Notwithstanding the foregoing, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal matters” in the prospectus included in the Registration Statement and under the caption “Validity of the Notes” in the Prospectus Supplement. In giving this consent, we do not admit that we are experts under the Securities Act or the rules and regulations of the United States Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion.

This opinion shall be governed exclusively by Spanish law and the courts of the city of Madrid (Spain) shall have exclusive jurisdiction to settle any dispute relating to this opinion.

Yours faithfully,

/s/ Rafael Sebastián

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